UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

ROPER INDUSTRIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 6, 2007

To Our Shareholders:

Notice is hereby given that the 2007 Annual Meeting (the “Annual Meeting”) of Shareholders of Roper Industries, Inc. (the “Company”) will be held at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 on Wednesday, June 6, 2007, at noon, local time, for the following purposes:

1. To elect four directors;

2. To approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company;

3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company; and

4. To transact any other business properly brought before the meeting.

Only shareholders of record at the close of business on April 20, 2007 will be entitled to vote at the Annual Meeting or any adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of the Company’s common stock since that date.

SHAREHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors

David B. Liner Secretary

Sarasota, Florida

April 24, 2007

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

PROXY STATEMENT

TO BE HELD ON JUNE 6, 2007

GENERAL

This Proxy Statement is being furnished to shareholders of Roper Industries, Inc. (the “Company” or “Roper”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). It is anticipated that the mailing of this Proxy Statement and the enclosed proxy card will commence on or about April 24, 2007. All shareholders are urged to read this Proxy Statement carefully and in its entirety.

ANNUAL MEETING INFORMATION

The Annual Meeting will be held on June 6, 2007, at noon, local time, 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

SOLICITATION OF PROXIES

The enclosed proxy is solicited by the Board of Directors. Roper will bear the costs of proxy solicitation. In addition to soliciting proxies by use of the mails, its officers and regular employees may devote part of their time, without additional compensation, to solicitation by fax, telephone or personal calls. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to beneficial owners and for reimbursement of their out-of-pocket and clerical expenses incurred in that connection. The Company has engaged Georgeson Shareholder Communications, Inc. as the proxy solicitor for the Annual Meeting for a fee of approximately $9,000 plus reasonable expenses.

Where multiple shareholders share the same address, only one copy of this Proxy Statement will be mailed to that address unless Roper has been notified by such shareholders of their desire to receive multiple copies of the Proxy Statement. If you share an address with another shareholder and wish to receive a separate Proxy Statement, you may instruct Roper to provide a separate Proxy Statement by writing to the attention of the Secretary at the address set forth in the following paragraph, or by calling 941-556-2601. Shareholders who share the same address and already receive multiple copies of the Proxy Statement, but prefer to receive a single copy, may contact Roper at the same address and phone number to make such request. Any shareholder, without affecting any vote previously taken, may revoke a proxy by a later-dated proxy or by giving notice of revocation in writing addressed to Roper Industries, Inc. (see address below), Attn: Secretary.

The mailing address of the Company’s principal executive office is Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240. This Proxy Statement is accompanied by the Company’s 2006 Annual Report on Form 10-K (the “Annual Report”) filed with the Securities and Exchange Commission (“SEC”). Additional copies of the Annual Report are available on written request mailed to the attention of the Secretary at the above address. In addition, this report and exhibits are available on the internet at www.sec.gov. The Annual Report on Form 10-K is not part of these proxy soliciting materials.

RECORD DATE; VOTING RIGHTS

Only shareholders of record of the Company’s Common Stock at the close of business on April 20, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. We have one class of voting securities outstanding, which is designated as Common Stock, and each share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had [            ] shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholders action, shareholders of record who are present at the meeting in person or by proxy and who abstain at the Annual Meeting, and “broker non-votes,” are considered shareholders who are present and count toward the quorum. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares in “street name” have discretionary authority to vote on the election of directors and on other routine items when they have not received instructions from beneficial owners. In addition to the proposal for the election of directors, the proposal for the ratification of the appointment of independent auditors and the proposal for the amendment to the Certificate of Incorporation are also routine matters. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on these routine matters, or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and determining the outcome of the vote on routine matters. Roper encourages you to provide instructions to your brokerage firm by signing and returning your proxy.

With regard to the election of directors, votes may be cast in favor of all nominees or withheld from all nominees or any particular nominee. Directors will be elected by a plurality of the votes entitled to be cast present in person or represented by proxy at the Annual Meeting. Votes that are withheld and broker non-votes will be excluded entirely from the vote calculation and will have no effect on the outcome of the voting.

With respect to approval of the amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, votes may be cast for, against or abstain. The approval of the amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the proposal. Abstentions and broker non-votes with respect to approval of the amendment to the Certificate of Incorporation will have the effect of votes against the proposal.

The appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company will be ratified by the affirmative vote of a majority of the total votes present in person or represented by proxy and entitled to vote. An abstention will have the effect of a vote against this proposal.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

You are urged to sign the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Proxies will be voted in accordance with your directions. If a proxy is signed, but no directions are given, it will be voted (i) FOR the election of the nominees named herein for Director, (ii) FOR the approval of the amendment to the Certificate of Incorporation to increase the number of shares of common stock outstanding and (iii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

REVOCATION OF PROXIES

Any proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.

BOARD OF DIRECTORS

PROPOSAL 1: Election of Four Directors

Roper’s Certificate of Incorporation provides that the Board of Directors shall consist of such number of members as may be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors has currently fixed the number of directors at nine. The Certificate of Incorporation also provides that the Board of Directors shall be divided into three classes of directors, as nearly equal in number as possible, with the term of one class expiring at each annual meeting of shareholders and each class serving three-year terms. One of the three classes is comprised of four directors, one class is comprised of three directors and the third class is comprised of two directors.

The terms of office of Messrs. Jellison, Banks, Devonshire and Fort expire at the Annual Meeting.

Upon recommendation of the Company’s independent Nominating and Governance Committee, the Board of Directors has nominated Messrs. Jellison, Banks, Devonshire, and Fort to stand for reelection as directors for terms expiring at the 2010 Annual Meeting of Shareholders. Proxies received without voting instructions will be voted FOR the nominees listed below. In the event any nominee is unable to serve (which is not anticipated), the proxy will be voted for a substitute nominee selected by the Board of Directors.

Certain information about the nominees, whose current terms will expire in 2007, and about the directors whose terms continue, is set forth below:

Nominees for election or reelection at the 2007 Annual Meeting for terms expiring at the 2010 Annual Meeting	Positions and Offices with Roper	Age
Brian D. Jellison(1)	Chairman of the Board, President and Chief Executive Officer	61
W. Lawrence Banks(4)	Director	68
David W. Devonshire(3)(4)	Director	61
John F. Fort III(2)	Director	65

Incumbent directors whose terms expire at the 2008 Annual Meeting
Donald J. Calder(1)	Director	69
Christopher Wright(3)(4)	Director	49
Richard Wallman(3)	Director	56

Incumbent directors whose terms expire at the 2009 Annual Meeting
William J. Prezzano(1) (2) (3)	Director	66
Robert D. Johnson(2)	Director	59

(1)	Member of the Executive Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.

(4)	Member of the Audit Committee.

W. Lawrence Banks has been a director since December 1991. He served as a director of Robert Fleming & Co., Limited, a British merchant banking firm, from 1974, and as its deputy chairman, from April 1990 until March 1998, when he retired from that firm. Prior to his retirement, he also served as chairman of its U.S. subsidiary Robert Fleming, Inc., a U.S. investment banking company. Mr. Banks is also a director and chairman of Ambrian Partners, a U.K. investment banking company.

Donald G. Calder has been a director since December 1981, Roper’s Vice President from December 1981 until May 1996, and Roper’s Treasurer from December 1991 to May 1993. Mr. Calder is president and director of

G.L. Ohrstrom & Co., Inc., a privately held U.S. company, and was a partner of its predecessor, G.L. Ohrstrom & Co., from 1970 to October 1996. Mr. Calder is also a part-time employee of Roper. He is a director of Carlisle Companies Incorporated, Central Securities Corp., Brown-Forman Corp. and several privately owned companies.

David W. Devonshire has been a director since November 2002. From April 2002 to April 2007, he served as executive vice president and chief financial officer of Motorola, Inc. From January 1998 to March 2002, he served as executive vice president and chief financial officer of Ingersoll-Rand Company, prior to which from July 1993 he served as senior vice president and chief financial officer of Owens Corning. Mr. Devonshire is also a director of ArvinMeritor, Inc.

John F. Fort III has been a director since December 1995. From March 2003 to March 2004, he served as an advisor director of Tyco International Ltd. Prior thereto, he was a director and was formerly its chairman (from December 1982 through January 1993) and chief executive officer (from December 1982 through July 1992), prior to his retirement in January 1993.

Brian D. Jellison has served as Roper’s President and Chief Executive Officer since November 2001 when he first joined Roper and became Chairman of the Board of Directors in November 2003. From January 1998 to July 2001, Mr. Jellison was corporate executive vice president of Ingersoll-Rand Company, or IR. During this period, in addition to serving as executive vice president, Mr. Jellison held the following positions: president of the industrial sector, president of the infrastructure development sector, and president of IR Europe. From 1994 to 1998, he was a corporate vice president and head of IR’s architectural hardware business. From 1985 until 1994, he held several IR product line, division and group senior executive positions, with lead responsibility for the financial performance and supervision of a wide variety of global businesses. During his career at IR, Mr. Jellison assumed the principal responsibility for completing and integrating a variety of public and private new business acquisitions. He is a director of Champion Enterprises, Inc. and serves on its audit and financial resources committee and its compensation and human resources committee.

Robert D. Johnson has been a director since May 2005. Since August 2006, Mr. Johnson has been chief executive officer of Dubai Aerospace Enterprise. From January 2005 to January 2006, he served as chairman of Honeywell’s Aerospace business, and, from 1999 to 2005, he served as its president and chief executive officer. From 1994 to 1999, Mr. Johnson worked at AlliedSignal, rising to the position of president and chief executive officer of AlliedSignal Aerospace Marketing, Sales & Service. Prior to joining AlliedSignal, he was vice president and general manager of manufacturing and services for AAR Corporation, an aviation company. Mr. Johnson began his career at GE Aircraft Engines. Mr. Johnson is also a director of Phelps Dodge Corp., Spirit AeroSystems and Ariba, Inc.

Wilbur J. Prezzano has been a director since September 1997. Following completion of a 32-year career at Eastman Kodak Company, where he served in various executive capacities, Mr. Prezzano retired in January 1997 as its board vice-chairman and as chairman and president of its greater China region businesses. Mr. Prezzano served as a director of Eastman Kodak Company from May 1992 until his retirement. Mr. Prezzano is a director of TD Bank Financial Group, TD Banknorth, Inc., TD Ameritrade Holding Corporation, Lance, Inc, and EnPro Industries, Inc.

Richard Wallman has been a director since January 2007. From March 1995 to July 2003, Mr. Wallman served as the CFO and Senior Vice President of Honeywell and its predecessor AlliedSignal. Mr. Wallman served in senior financial positions with IBM, AlliedSignal and Honeywell International. He presently serves as a director of Ariba, Inc., Avaya Inc., Express-Jet Airlines, Inc., Hayes-Lemmerz International, Inc., and Lear Corporation.

Christopher Wright has been a director since December 1991. Mr. Wright is a director of Merifin Capital, Inc., an affiliate of a private European investment firm, chairman of Noble Venture Finance Ltd and chairman of Alethia Capital LLC. From May 2000 through June 2003, Mr. Wright was chief executive officer of Dresdner

Kleinwort Capital, the private equity arm of Dresdner Bank Group AG, Frankfurt, and from July 1998 through June 2003, he was a managing director of its affiliate, Dresdner Kleinwort Wasserstein. Since 1986, he has served on the boards of several privately owned companies and venture capital funds and is a director of Lombard Risk Management PLC and DOX PLC. Mr. Wright is also a director of Mrs. Fields Holdings LLC and Questor VCT plc and an advisory director of Campbell Lutyens & Co. Ltd., a private U.K. investment bank.

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within sixty days after March 31, 2007 are deemed exercised and outstanding, while these shares are not deemed exercised and outstanding for computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table sets forth information regarding the ownership of the single class of common stock issued and outstanding as of March 31, 2007 for:

•	each shareholder known by Roper to own beneficially more than 5% of the outstanding shares of common stock,

•	each Director,

•

the chief executive officer, the chief financial officer, the former chief financial officer and each of Roper’s other three most highly compensated executive officers (the “Named Executive Officers”), and

•	all of the directors and executive officers as a group.

Name of Beneficial Owner*	Beneficial Ownership of Common Stock	Percent of Class
T. Rowe Price Associates, Inc.(1)	10,409,226	11.9%
Franklin Resources, Inc.(2)	5,402,150	6.2%
Neuberger Berman Inc.(3)	5,373,200	6.1%
W. Lawrence Banks(4)	60,000	**
Donald G. Calder(4)(5)	470,482	**
David W. Devonshire(4)	20,000	**
John F. Fort III(4)(6)	53,800	**
Brian D. Jellison(4)	1,262,295	1.4%
Robert D. Johnson	8,000	**
Wilbur J. Prezzano(4)	52,000	**
Richard F. Wallman	3,715	**
Christopher Wright(4)	110,794	**
Nigel W. Crocker(4)(7)	115,953	**
John Humphrey	72,400	**
Timothy J. Winfrey(4)	127,102	**
Benjamin W. Wood(4)	40,353	**
Michael W. Towe(4)	0	**
All directors and executive officers as a group (15 persons)(8)	2,424,365	2.7%

**	Less than 1%.

(1)

The beneficial owner’s business address is 100 East Pratt Street, Baltimore, Maryland 21202. It has no voting power with respect to 8,222,526 shares. Such shares includes 5,200,000 shares beneficially owned by T. Rowe Price Mid-Cap Growth Fund, Inc. Such information is included based upon information provided in a Schedule 13G/A filed with the SEC on February 14, 2007.

(2)

The beneficial owner’s address is One Franklin Parkway, San Mateo, California 94403. Franklin Resources, Inc. (“FR”) is a registered investment advisor. Such shares includes 5,396,474 shares beneficially owned by Franklin Advisory Services, LLC, One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024. In its capacity as investment advisor, FR may have discretionary authority to dispose of or to vote shares that are under its management. As a result, FR may be deemed to have beneficial ownership of such shares. However, FR does not have any economic interest in the shares. The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares. Of the shares set forth above, FR does not have sole voting power with respect to the shares. Such information is included based upon information provided in a Schedule 13G/A filed with the SEC on February 6, 2007.

(3)

The beneficial owner’s address is 605 Third Avenue, New York, NY 10158. Neuberger Berman Inc. has sole power to direct the vote of 1,400,586 shares and shared power to direct the vote of 3,029,900 shares. It has the shared dispositive power of 5,373,200 shares. Neuberger Berman Inc. is the 100% owner of Neuberger Berman, LLC and Neuberger Berman Management Inc., which are deemed to be beneficial owners for purpose of Rule 13(d) because they have shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, the securities of many unrelated clients. Neuberger Berman Inc. does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Such information is included based upon information provided in a Schedule 13G filed with the SEC on February 13, 2007.

(4)

Includes 36,000 shares (Mr. Banks), 4,000 shares (Mr. Devonshire), 44,000 shares (Mr. Calder), 39,200 shares (Mr. Fort), 844,667 shares (Mr. Jellison), 36,000 shares (Mr. Prezzano), 44,000 shares (Mr. Wright), 76,664 shares (Mr. Crocker), 20,000 shares (Mr. Humphrey), 94,667 shares (Mr. Winfrey), and 14,001 shares (Mr. Wood) subject to options exercisable within 60 days of March 31, 2007.

(5)

Includes (a) 23,200 shares owned by a family foundation of which Mr. Calder is president and a director, (b) 238,888 shares owned by Mr. Calder’s spouse, and (c) 5,000 shares held by a trust with respect to which Mr. Calder shares voting and disposition powers. Mr. Calder disclaims any beneficial ownership interest in any shares owned by his spouse.

(6)	Includes 2,200 shares owned by Mr. Fort’s spouse and 400 shares as custodian for minor children as to which he disclaims any beneficial ownership.

(7)	Includes 7,563 held by a 401(k) plan.

(8)	Includes 1,261,199 shares subject to options exercisable within 60 days of March 31, 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Roper has Corporate Governance Guidelines. These guidelines reflect the Board of Director’s commitment to monitor the effectiveness of the functioning of the Board of Directors and its nominees. The Corporate Governance Guidelines are available on Roper’s website (www.roperind.com) and also may be obtained upon request from the Secretary.

Nominating Process

The four directors standing for reelection at the Annual Meeting were unanimously nominated by the Board of Directors. Roper’s independent Nominating and Governance Committee, acting under its charter, has determined the desired skills, ability, judgment, diversity and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and re-nomination of existing directors based on those criteria, which includes, but is not limited to: high personal and professional ethics, integrity and values; knowledge of Company’s business environment; sound judgment and analytical ability; skills and experience in the context of the needs of the Board of Directors; breadth of business experience; and whether the candidate meets the independence requirements of NYSE. The Company engages a third party to assist identify potential nominees. The Board of Directors’ process for identifying and evaluating potential nominees also includes soliciting recommendations from directors of the Company.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. However, shareholder nominees submitted pursuant to the following procedures will be considered. Under Roper’s By-laws, nominations for director may be made by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the By-laws to Roper’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. No shareholder director nominee proposal in connection with the Annual Meeting was received under the By-laws or otherwise from any shareholder or group of shareholders. For the 2008 Annual Meeting of Shareholders, Roper must receive this notice on or after February 5, 2008, and on or before March 6, 2008. A shareholder can obtain a copy of the full text of the By-law provision by writing to Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. A copy of the By-laws has been filed with the SEC as an exhibit to Roper’s Quarterly Report on Form 10-Q filed on September 13, 2000. A copy of the By-laws can also be viewed on Roper’s website (www.roperind.com).

Shareholder Communications

The Board of Directors provides a process for shareholders to send written communications to the Board of Directors. Shareholders may send written communications to the Board of Directors, or the non-management members of the Board of Directors, in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. The Secretary will compile all such communications from shareholders and submit them as addressed to the directors on a periodic basis. This process for shareholders to send such written communications also is set forth on Roper’s website (www.roperind.com).

Interested Party Communications

Any “interested party” (in accordance with NYSE Listing Standard 303A.03) who desires to contact the Company’s Board of Directors, any Committee of the Board, or select Board members (including the non-management directors as a group) may send written communications in care of Roper Industries, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary.

Code of Business Conduct & Ethics

Roper has a Business Code of Ethics and Standards of Conduct (the “Code”). The Code addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations, (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets; and encourages the reporting of any illegal or unethical behavior. The Code applies to Roper’s directors and employees, including its executive officers. The Code is available on Roper’s website (www.roperind.com) and also may be obtained upon request from the Secretary. Any amendments to, or waivers of, the Code will be disclosed on Roper’s website promptly following the date of such amendment or waiver.

Director Independence

The Board of Directors has a majority of independent directors as defined by the listing standards of the NYSE. As required by the director independence standards, the Board of Directors reviewed and analyzed the independence of each director in February 2007. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its Committees. During this review, the Board of Directors examined transactions and relationships between directors or their affiliates and Roper or Roper’s management. As a result of this review, the Board of Directors affirmatively determined that all directors are independent, except for Messrs. Jellison and Calder, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent for purposes of serving on such Committees. The Company’s director independence standards are available on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2006 served as an officer, former officer, or employee of the Company or had a relationship discloseable under “Related Person Transactions.” Further, during 2006, no executive officer of the Company served as:

•

A member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

Review and Approval of Related Party Transactions

The Company has operated under a Code for many years. The Company’s Code requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. The Company has not adopted written procedures for reviewing related person transactions. The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. As required under SEC rules, transactions, if any, that are determined to be directly or indirectly material to the Company or a related person are disclosed.

BOARD COMMITTEES AND MEETINGS

The Board of Directors of the Company met six times during the fiscal year ended December 31, 2006. During such period, all of Roper’s directors attended at least 75% of the total number of meetings of the Board of Directors and of any Committee on which he served. Roper encourages, but does not require, its directors to attend the annual meetings of shareholders.

The Board of Directors has not implemented a formal policy regarding director attendance at the annual meeting. One of Roper’s directors, Mr. Jellison, the Chairman of the Board of Directors, attended the 2006 annual meeting of shareholders in person, and five directors, Messrs. Banks, Calder, Key, Prezzano and Wright, attended by telephone.

Roper’s non-management directors meet in executive session at each Board of Directors meeting. The non-management directors choose the director who presides at these meetings, and that role is rotated.

Board Committees

The Board of Directors of the Company has four standing committee: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee operates under a written charter, copies of which can be viewed on Roper’s website (www.roperind.com) and may be obtained upon request from the Secretary.

Executive Committee: No Meetings Were Held in 2006

The Executive Committee has the authority to exercise all powers of the Board of Directors between regularly scheduled Board of Directors meetings.

Audit Committee: 7 Meetings Held in 2006

The functions and responsibilities of the Audit Committee are described in the “AUDIT COMMITTEE REPORT” on page 11. The Board of Directors has determined that based on his extensive background and expertise, particularly as the chief financial officer of various other public companies, Mr. Devonshire meets the criteria of an “audit committee financial expert” under SEC rules and has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Compensation Committee: 5 Meetings Held in 2006

The Compensation Committee administers Roper’s executive incentive compensation programs and determines, together with the other independent members of the Board of Directors, annual salary levels and incentive compensation awards for the Company’s executive officers. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of Director compensation and reviews and makes recommendations to the Board with respect to employee compensation and benefits.

Nominating and Governance Committee: 3 Meetings Held in 2006

The Nominating and Governance Committee assists the Board of Directors in identifying individuals qualified to become directors, determining the size and composition of the Board of Directors and its Committees, developing and implementing corporate governance guidelines, and evaluating the overall effectiveness of the Board of Directors and its committees.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three non-employee directors, each of whom has been determined by the Board of Directors to be independent under the rules of the NYSE and the SEC. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent auditors and the performance of the Company’s internal audit function. The Committee retains the Company’s independent auditors to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent auditors, and pre-approves all of their services. Company management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The Audit Committee maintains oversight of the independent public accountants by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls, and the overall quality of the Company’s financial reporting.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and replacement of the Company’s manager of internal auditing and periodically meeting with the manager of internal auditing to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes, and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee has: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditors for the fiscal year ended December 31, 2006; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2006; (iii) discussed with PwC the matters required to be discussed by Statements on Auditing Standards No. 61—“Communications with Audit Committees,” as amended, as then in effect; (iv) received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1— “Independence Discussions with Audit Committees,” as then in effect, and has discussed with PwC their independence; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of (1) management’s assessment of the effectiveness of internal controls over financial reporting, and (2) the effectiveness of internal controls over financial reporting in accordance with § 404 of the Sarbanes-Oxley Act.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Christopher Wright, Chairman

W. Lawrence Banks

David W. Devonshire

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”), is intended to provide information about our compensation objectives and policies for our chief executive officer, our chief financial officer, and our three other most highly compensated executive officers (“named executive officers”) that will place in perspective the information contained in the tables that follow this discussion. Our CD&A is organized as follows:

•	Objectives of Our Compensation Program. In this section, we describe our compensation philosophy and related operating principles.

•	Elements of Compensation. This section includes a description of the types of compensation payable to our executive officers while they are employed by our company and on a post-termination basis.

•	Analysis of 2006 Compensation. This section provides detail on compensation for our named executive officers in 2006.

•	Share Ownership and Retention Guidelines. This section includes a description of the share ownership and retention guidelines applicable to our named executive officers.

•

Regulatory Requirements. This section discusses the impact of Section 162(m) of the Internal Revenue Code, the Statement of Financial Accounting Standards No. 123(R), and various other regulatory requirements on decisions regarding our executive compensation.

Information about our Compensation Committee of the Board of Directors and the processes it uses in determining the compensation of our named executive officers is provided in the section of the proxy statement dealing with corporate governance matters.

Objectives of our Compensation Program

Roper is a diversified growth company. Our goal as a company is to effectively execute our business strategies to achieve results that create value for our investors. We maintain the nimbleness associated with smaller companies while realizing the scale benefits of larger organizations. Our compensation program for executives is based on our business needs and challenges in creating shareholder value. To do this we:

•	Tie compensation to performance;

•	Emphasize equity compensation to align executives’ financial interests with those of shareholders;

•

Maintain compensation and reward levels that are competitive in both publicly traded and privately held enterprises that enable us to recruit and retain seasoned leadership capable of driving and managing a growth company;

•	Simplify compensation design to facilitate ease of administration and communication;

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment; and

•	Adhere to the highest legal and ethical standards.

Market Benchmarking

Market pay levels are one of many factors we consider in setting compensation levels and equity participation for executives. To provide a frame of reference, information on market pay levels are obtained from various sources including: published compensation surveys, information for selected benchmark and other publicly traded companies, our first-hand experience obtained from the marketplace in hiring executives, examining compensation levels used by private equity to attract leadership teams and to share the rewards of value creation with those executives.

We annually gather information on pay levels and practices for a group of publicly traded benchmark companies selected based on their business focus. The companies included in the group are periodically reviewed and evaluated in light of our development and growth. The group of benchmark companies used in 2006 is believed to be a reasonably comparable group of public companies with which we compete for customers, investors, and executives. Roper is in the middle of the group in terms of size, but with economic performance being in the upper quartile of the benchmark companies. The benchmark companies for 2006 included Danaher, Thermo Fisher Scientific, Dover, ITT, Waters, Millipore, Ametek, SPX, Pentair, Flowserve, Idex, Perkin-Elmer, Crane, and Varian. Information for each company is collected in regard to total compensation levels for named executive officers (including base salary, annual bonus, long-term incentives, and other compensation), dilution from stock incentives, share usage under stock incentive plans (including the number of shares historically granted annually as a percentage of total shares outstanding and the expense of all stock awards granted as a percentage of market capitalization), retirement practices, and other related items. This information is summarized and reviewed with the Compensation Committee. We also periodically gather information from leading published compensation surveys for industrial companies generally and review information related to compensation among private equity firms.

We have no formal policies or practices on specific relationships between compensation for our executives and statistics on market pay levels. Our goal is to provide compensation that allows us to attract and retain executives capable of effectively leading in a diversified growth company. Market pay levels are only one factor considered in evaluating the supply of and demand for executives, with the decision ultimately reflecting an evaluation of individual contribution and value to the Company.

Elements of Compensation

This section describes each element of executive compensation, the objective of each element and how it fits into our overall program, and the basis for allocations among elements. Details on the application of our compensation policies and programs to executive officer compensation for 2006 are discussed in the following section “Analysis of 2006 Compensation.”

Long-Term Stock Incentives

Equity compensation is the cornerstone of the total compensation program for our named executives, and receives the heaviest weighting of all elements. It is intended to be a key element in driving the creation of value for investors and in attracting and retaining executives capable of effectively executing our business strategies. We emphasize equity compensation because it supports the achievement of many of our key compensation objectives:

•	Align executives’ interest with those of shareholders.

•	Retain executives and reward future service, by providing for forfeiture of awards prior to satisfaction of multi-year service requirements.

•	Tie pay to performance by linking compensation to the value created for shareholders.

•	Attract executives, particularly those interested in building long-term value for shareholders, as equity compensation is a key element of competitive pay packages for executives.

Our long-term incentive program currently consists of a blend of two types of awards, both tied to stock price:

•

Stock Options—The exercise price of stock options is set at the market price of our stock on the date of grant, with options generally vesting in installments over three years. This design gives executives an incentive to increase share price and requires continued service over several years in order to realize any potential gains. Stock options generally expire seven years after grant, shorter than the typical 10 years in market practice, in an effort to reduce associated dilution and expense.

•

Restricted Stock—As with stock options, restricted shares generally vest in installments over three years. In some cases, however, restricted shares may fully vest at the end of three years without annual installment vesting. Dividends are paid currently on restricted shares during the vesting period. Restricted stock is intended to encourage the retention of executives, while providing a continuing incentive to increase shareholder value.

To strengthen the alignment with shareholders, the size of awards has been generally expressed as a constant number of shares which fluctuate in value from year to year with changes in stock price.

While stock is a major component of executive compensation, other elements are needed to provide an integrated and competitive total pay package.

Base Salary

Base salaries are a significant portion of executives’ compensation. They are determined based on an executive’s role in the Company, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives. It represents a smaller percentage of compensation for more senior executives, with a greater percentage of compensation tied to performance and value creation.

Annual Incentive Bonuses

In addition to equity compensation and salary, annual bonuses paid in cash are another significant piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a significant portion of compensation to the achievement of established financial objectives for the year. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence and add a variable component to our overall cost structure.

Retirement Benefits

We currently do not have a traditional pension program. Our executives participate in a 401(k) program, which is the same as for other eligible employees. This program provides for matching contributions capped at 7.5% of salary subject to limitations imposed by the Internal Revenue Code. Our retirement plan is a component of our total compensation program and subject to periodic review.

In order to provide financial planning flexibility consistent with market practices, we have historically maintained a Non-Qualified Retirement Plan under which our executive officers may elect to defer cash compensation and receive tax-deferred returns on those deferrals. This plan also provides deferred compensation benefits that would be earned under the tax-qualified 401(k) program but for certain compensation and benefits limitations imposed by the Internal Revenue Code. For more information on this plan, see the Nonqualified Deferred Compensation section on page 24.

Other Benefits and Perquisites

Executive officers participate in our other employee benefit programs on the same terms as similarly situated employees. In addition, certain executive officers participate in a Medical Reimbursement Plan which pays for certain medical and dental expenses. We have generally avoided the use of perquisites and other types of non-cash benefits, but we do provide for an automobile allowance and club memberships when they have a business purpose.

Severance Benefits

To assist in the recruitment of executives, we entered into severance or change-in-control arrangements with four of our named executive officers when they joined the Company, which provide severance benefits in the event of termination of employment under certain circumstances. For a description of these agreements and the payments that would be due under various termination scenarios, see the “Potential Payments upon Termination or Change in Control” section on page 25. In addition, our equity awards provide for accelerated vesting upon termination of employment in certain circumstances, as summarized below.

Equity Award Provisions. Our stock awards to named executive officers, as well as other participants, provide for accelerated vesting of awards in certain circumstances. Under the 2006 Stock Incentive Plan, as approved by shareholders at the 2006 Annual meeting, vesting will be accelerated for outstanding awards if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company following a change of control. If the awards are assumed by the acquirer and within two years after the change in control a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested (“double trigger” approach). We adopted this approach, rather than providing for vesting solely upon a change in control (“single trigger” approach) because we believe that double triggers provide adequate employment protection and reduce potential costs associated with the agreements to an acquirer of the Company. This policy is subject to periodic review and possible revision.

Tax Gross-Ups. Under Section 280G of the Internal Revenue Code, an executive may be subject to excise taxes on benefits received in relation to a change in control of the Company. While many companies provide excise-tax gross-ups to executives to place the executive in the same tax position as if the excise tax did not apply, we have not historically provided this protection to any executive. This policy is subject to periodic review and possible revision.

Mix of Total Compensation

In regard to the allocation of the various pay elements within the total compensation program, no formula or specific weightings or relationships are used. Our emphasis is on long-term incentives tied to stock price over cash and other forms of compensation. Annual bonuses are the other key form of incentive compensation and, for top executives, are targeted to equal or exceed base salaries to emphasize pay that varies based on performance, rather than salaries or other forms which do not directly vary with performance. Base salaries are the other significant form of current compensation and receive the lowest weighting. Only a small portion of total compensation is not paid in current cash or stock. Perquisites and other types of non-cash benefits are used, as noted above, on a limited basis and represent only a small portion of total compensation for executives.

Analysis of 2006 Compensation

Consistent with our philosophy of linking performance and compensation, compensation for our named executive officers in 2006 was based on our business results. 2006 was another year of strong growth and performance for Roper. Earnings grew by more than 20% over 2005’s record levels, while revenues grew by more than 16% from the prior year. Profit margins continued to improve and cash generation remained strong. This section discusses and analyzes the compensation actions that were taken in 2006 for our named executive officers, as reported in the following compensation tables.

Base Salary

The Compensation Committee reviews the base salaries of our named executive officers each year, as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved in February, effective as of January 1. Salaries for 2006, as effective as the start of the year, were higher than 2005 by the following percentages for our named executive officers (excluding our former chief financial officer, Mr. Towe, who left the Company in March 2006): Mr. Jellison: 5.9%; Mr. Humphrey: Not applicable; Mr. Winfrey: 29.0%; Mr. Wood: 18.2%; Mr. Crocker: 5.0%. These increases generally reflect the continued growth of the Company, as well as the Committee’s evaluation of the responsibilities and performance of each officer. The increases for Mr. Winfrey and Mr. Wood reflected the assignment of broader operating responsibilities. The salary of our chief financial officer, Mr. Humphrey, was set when he joined the Company in April 2006.

Annual Incentive Bonus

Annual incentive bonuses for our named executive officers are based on achieving financial performance targets that are established at the start of the year. Additional factors related to the creation of value for shareholders are also considered when deemed appropriate by the Compensation Committee.

Under our program, each named executive officer is assigned an incentive opportunity expressed as a percentage of his base salary. For the chief executive officer in 2006, that percentage was 200% of salary, as increased from 175% in 2005. This increase in bonus opportunity reflects the chief executive officer’s performance, the Company’s performance and continued growth, and market practice. For the other named executive officers, the percentage in 2006 was 100% of salary.

For 2006 and the past several years, adjusted diluted earnings per share (“EPS”) has been the primary financial measure used to determine bonuses for executive officers. EPS is determined by the Compensation Committee and is defined as GAAP diluted EPS adjusted for non-recurring items. Segment operating income growth is also used for our named executive officers who are segment leaders. For the EPS component in 2006, a 20% growth objective over 2005 was set as the level at which the full bonus opportunity would be earned. To the extent earnings grew between 4.5% and 20%, the percentage of the bonus opportunity earned would be determined through straight-line interpolation. EPS for the company grew by more than 20% in 2006 over 2005 and payment of the full bonus opportunity for the EPS component for 2006 was approved by the Compensation Committee. In regard to the segment measures, bonuses were based on operating income growth using the same formula as described above for EPS growth. All segments received full bonuses for 2006 as performance exceeded the maximum performance level, except for the Energy segment which received a partial bonus based on their performance. The bonuses to our named executive officers for 2006 are shown in the Summary Compensation Table below on page 21.

For 2007, a similar approach to annual incentive bonuses as used in 2006 has been retained except that EBITDA per share (EBITDA defined as net earnings before interest, taxes, depreciation and amortization) will be used instead of EPS at the corporate level. The share count used in the EBITDA per share calculation will be the average diluted shares outstanding for 2007 excluding the effects of the company’s convertible notes.

Long-Term Stock Incentives

For 2006, we continued our practice of awarding a blend of stock options and restricted shares to our executive officers. Consistent with our philosophy of aligning executive officer compensation with shareholder value, the number of stock options and restricted shares awarded to our named executive officers was the same as in prior years. The only exceptions were for Mr. Winfrey who received 8,000 more stock options in 2006 than in prior years due to increased responsibilities and for Mr. Humphrey who was hired in 2006 and had not previously received awards. These awards are shown in the Grants of Plan-Based Awards Table below. In making its decision on the equity awards for 2006, the Compensation Committee reviewed past practices at the Company, the Company’s performance as well as that of the named executive officers, and market compensation information.

Share Ownership and Retention Guidelines

We believe that our executives should have a significant equity interest in the Company. In order to promote such equity ownership and further align the interests of our executives with our stockholders, we adopted share retention and ownership guidelines for our key executives. The stock ownership requirements vary based upon the executive’s level and are expressed as a number of shares, ranging from a minimum of 100,000 shares for the Chief Executive Officer to 15,000 shares for Group Vice Presidents. Until the stock ownership guidelines are met, an executive is required to retain 50% of any applicable shares received (on a net after tax basis) under our equity compensation program. Our key executives will have a substantial portion of their incentive compensation paid in the form of our common stock. The program is subject to periodic review by the Compensation Committee.

Regulatory Considerations

The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to our named executive officers. This provision disallows the deductibility of certain compensation unless it is considered performance-based compensation under the Internal Revenue Code. Our stock options are designed to be performance based and fully deductible. The restricted stock awards granted to our named executive officers in 2007 are performance based in a manner than would preserve their full deductibility. We have adopted policies and practices that should ensure the full deductibility of our annual incentive bonuses. However, we may forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. In making decisions about executive compensation, we also consider how various elements of compensation will impact our financial results. For example, we consider the impact of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:	Robert D. Johnson, Chairman John F. Fort III Wilbur J. Prezzano

DIRECTOR COMPENSATION

Each of our directors, except Mr. Jellison, received an annual fee of $42,500, paid in quarterly installments, and additional fees of $2,000 for each day of attendance in person at Board of Directors meetings or $1,000 for each meeting day attended telephonically. Additionally, the chairman of each of the Audit, Compensation, and Nominating and Governance Committees received an annual retainer of $5,000, and each Board of Directors committee member (including the chairman of the committee) received $1,000 for each day of attendance in person at Board of Directors committee meetings or $500 for each meeting day attended telephonically, unless the Board of Directors committee meeting is the same day of a regularly scheduled board meeting. Different committee meetings held on the same meeting day are deemed a single day.

Directors who were also employees (Messrs. Jellison, Calder and Key) were eligible to participate (i) in the Roper Industries, Inc. Employees’ Retirement Savings 003 Plan, to which Roper contributed a minimum of 3% and up to a maximum of 7.5% of their eligible earnings and (ii) the 2000 Incentive Plan in which management and other employees participate. Directors who were not employees were entitled to participate in the Company’s 1993 Stock Plan for Non-employee Directors which provides for annual grants of up to 8,000 options to purchase shares of common stock or of restricted shares of common stock, or some combination of both, commencing in the year of the first annual meeting of shareholders following the year of initial appointment, subject to adjustment for certain capital transactions. In 2005 all directors except Mr. Jellison received 4,000 restricted shares of common stock. The restricted shares vest 50% six months after the anniversary of the date of grant, and 50% on the day before the next Annual Meeting of shareholders.

The following table further summarizes the compensation paid to our directors, excluding Mr. Jellison, for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1) (2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
W. Lawrence Banks	$58,000	$168,105	$1,680	—	—	—	$227,785
Donald G. Calder	$52,500	$168,105	$1,680	—	—	$4,075	$226,360
David W. Devonshire	$55,000	$168,105	—	—	—	—	$223,105
John F. Fort III	$58,750	$168,105	$1,680	—	—	—	$228,535
Robert D. Johnson	$55,750	$168,105	—	—	—	—	$223,855
Derrick N. Key	$51,500	$168,105	$1,957	—	—	$11,437	$232,999
Wilbur J. Prezzano	$59,500	$168,105	$1,680	—	—	—	$229,285
Georg Graf Schall-Riaucour(5)	$28,750	$57,683	$1,680	—	—	—	$88,113
Eriberto Scocimara(5)	$30,250	$57,683	$1,680	—	—	—	$89,613
Christopher Wright	$62,000	$168,105	$1,680	—	—	—	$231,785

(1)

The dollar values shown represent the accounting expense we recognized in 2006 for stock and option awards held by our directors other than Mr. Jellison, calculated in accordance with disclosure rules of the Securities Exchange Commission. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R) or, with respect to awards granted prior to 2006, in accordance with FAS 123. The assumptions used in determining the grant date fair values of these option awards are set forth in the notes to the Company’s consolidated financial statements for 2006, which are included in our Annual Report on Form 10-K for 2006, filed with the SEC. The awards for which expense is shown in this table include the awards granted in 2006, as well as awards granted prior to 2006 for which we continued to recognize expense in 2006.

(2)

The aggregate number of shares under restricted stock awards outstanding at December 31, 2006 for each director is 2,000 except for Mr. Schall-Riaucour and Mr. Scocimara who did not have any outstanding restricted stock awards at December 31, 2006.

(3)

The aggregate number of shares under stock options awards outstanding at December 31, 2006 for each director is as follows: Mr. Banks: 38,000; Mr. Calder: 46,000; Mr. Devonshire: 6,000; Mr. Fort III 44,400; Mr. Johnson: 2,000; Mr. Key: 207,038: Mr. Prezzano: 78,000; Mr. Schall-Riaucour: 1,600; Mr. Scocimara: 44,000.

(4)	Mr. Calder and Mr. Key received registrant contributions to their account in the 401(k) Plan of $4,075 and $4,000, respectively. Mr. Key received health benefits of $7,437.

(5)	Mr. Schall-Riaucour and Mr. Scocimara retired from the Board of Directors in 2006.

EXECUTIVE OFFICERS

The following table sets forth certain information concerning Roper’s current executive officers as of the record date. The executive officers are elected by the Board of Directors and serve at the discretion of the Board of Directors.

Name	Position and Offices with Roper	Age
Brian D. Jellison*	Chairman of the Board of Directors, President and Chief Executive Officer	61
John Humphrey	Vice President and Chief Financial Officer	41
Nigel W. Crocker	Vice President, Instrumentation	52
David B. Liner	Vice President, General Counsel and Secretary	51
Timothy J. Winfrey	Vice President, Energy Systems and Controls	46
Benjamin W. Wood	Vice President, Scientific and Industrial Imaging	46

*	See “Proposal 1: Election of Four Directors” above.

Nigel W. Crocker has been Roper’s Vice President, Instrumentation since November 1996. From September 1995 until November 1996, he served as president of AMOT’s U.S. unit, and from October 1991 until November 1996 he served as managing director of AMOT’s U.K. unit. Mr. Crocker served as managing director of Jiskoot Autocontrol Ltd. U.K., a control engineering company, from January 1990 until August 1991.

John Humphrey became Roper’s Vice President and Chief Financial Officer on April 24, 2006. Prior to accepting this position he served as vice president and chief financial officer for Honeywell Aerospace, a $10 billion segment of Honeywell International, Inc. From July 2001 to December 2003, he was the vice president and chief financial officer for Engines, Systems and Services, a segment of Honeywell Aerospace. From May 2000 to July 2001, Mr. Humphrey was the vice president, finance for Honeywell Aerospace. Prior to that, Mr. Humphrey held several other financial positions with AlliedSignal. Before joining AlliedSignal, Mr. Humphrey held various production management positions at Detroit Diesel Corp.

David B. Liner has been Roper’s Vice President, General Counsel and the Secretary since joining the company on August 1, 2005. From October 2001 until August 2005, Mr. Liner was a member of Dykema Gossett, PLLC, a large Michigan based law firm. He was a member of the firm’s corporate finance practice group and head of both the firm’s automotive industry practice team and China practice. From February 1997 to July 2001, he served as vice president and general counsel of MascoTech, Inc. (now known as Metaldyne Corporation), a diversified industrial products company primarily serving the global transportation industry, which was listed on the New York Stock Exchange. From 1980 to 1997, he was a member of the legal department of Masco Corporation, a Fortune 500 manufacturer of products for the home and family.

Timothy J. Winfrey has been Roper’s Vice President, Energy Systems and Controls since June 2002. From October 2001 until June 2002, he was president of Ingersoll Rand Company’s commercial and retail air solutions business, prior to which from May 1999 he was vice president and general manager of IR’s reciprocating compressor division. From June 1996 until April 1999, Mr. Winfrey was first director of corporate development, and then general manager of the joint ventures and services business of Owens Corning, prior to which, from

July 1995, he was first manager, strategic planning, and then associate director, corporate development of the Eaton Corporation. Mr. Winfrey held various project management positions at British Petroleum from August 1990 until December 1994.

Benjamin W. Wood has been Roper’s Vice President, Scientific and Industrial Imaging since May 2003. Prior to joining Roper, he served for four years at Ingersoll Rand Company in strategic planning, financial analysis and business development roles before becoming vice president of marketing for the infrastructure sector in 2000. Mr. Wood’s earlier experiences include 11 years in Asia in entrepreneurial and corporate roles for privately held technology and software companies.

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our named executive officers for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary(1)		Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan(1) Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total Compensation
Brian D. Jellison Chairman of the Board, President and Chief Executive Officer	2006	$900,000		—	$5,235,196	$554,767	$1,800,000	—	$213,264	$8,703,227

John Humphrey Vice President and Chief Financial Officer	2006	286,243	(5)	—	219,552	191,533	415,000	—	248,197	1,360,525

Timothy J. Winfrey Vice President, Energy Systems & Controls	2006	400,000		—	384,606	104,183	320,000	—	78,143	1,286,932

Benjamin Wood Vice President, Scientific & Industrial Imaging	2006	325,000		—	384,606	61,981	325,000	—	62,188	1,158,775

Nigel W. Crocker Vice President, Industrial Technologies	2006	315,000		—	384,606	61,539	315,000	—	74,377	1,150,522

Michael Towe Former Vice President and Chief Financial Officer	2006	72,917		—	579,827	—	—	—	310,395	963,139

(1)	Amounts shown include, as applicable, deferrals to the 401(k) Plan and the Non-Qualified Retirement Plan.

(2)

The dollar values shown represent the accounting expense we recognized in 2006 for stock and option awards held by the named executive officers, calculated in accordance with disclosure rules of the Securities Exchange Commission (SEC). The fair values of these awards and the amounts expensed in 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123(R)) or, with respect to awards granted prior to 2006, in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation (which we refer to as FAS 123). The assumptions used in determining the grant date fair values of these option awards are set forth in the notes to the Company’s consolidated financial statements for 2006, which are included in our Annual Report on Form 10-K for 2006, filed with the Securities Exchange Commission. The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table on page 22 of this proxy statement, as well as awards granted in 2004 and 2005 for which we continued to recognize expense in 2006.

(3)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(4)	Amounts reported in the “All Other Compensation” column are equal to the Company’s cost and include the following items:

Name	Club Memberships	Company Car	Financial Planning	Additional Medical Benefits	Contributions to Defined Contribution Plans	Life Insurance Premiums	Relocation	Severance
Brian Jellison	$6,112	$24,000	$2,300	$355	$21,490	—	$159,007	—
John Humphrey	1,618	24,000	—	—	1,556	—	221,023	—
Tim Winfrey	6,455	19,000	—	—	52,688	—	—	—
Ben Wood	—	19,000	—	2,251	40,937	—	—	—
Nigel Crocker	4,924	19,000	317	2,831	46,031	$1,274	—	—
Michael Towe	4,677	4,552	625	215	8,243	—	—	$292,083

(5)	Represents the prorata portion of Mr. Humphrey’s salary paid following his commencement of service on April 24, 2006.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2006 to the named executive officers.

Name	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock/ Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise / Base Price of Option Awards ($/Sh)	Full FAS 123R Value ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian D. Jellison	02/23/2006	02/16/2006							110,000			4,658,500
	02/23/2006	02/16/2006								110,000	$42.35	1,499,300
			630,000	1,800,000	1,800,000

John Humphrey	04/24/2006	04/21/2006							30,000			1,485,600
	11/30/2006	11/09/2006							9,500			476,615
	04/24/2006	04/21/2006								60,000	49.52	840,600
			145,250	415,000	415,000

Timothy J. Winfrey	02/23/2006	02/16/2006							10,000			423,500
	02/23/2006	02/16/2006								20,000	42.35	272,600
			140,000	400,000	400,000

Benjamin Wood	02/23/2006	02/16/2006							10,000			423,500
	02/23/2006	02/16/2006								12,000	42.35	163,560
			113,750	325,000	325,000

Nigel W. Crocker	02/23/2006	02/16/2006							10,000			423,500
	02/23/2006	02/16/2006								12,000	42.35	163,560
			110,250	315,000	315,000

Michael Towe			122,500	350,000	350,000

(1)	For an explanation of the material terms, refer to Compensation Discussion and Analysis section related to Annual Incentive Bonuses on page 14.

(2)

The restricted shares vest ratably on the first, second and third anniversaries of the date of grant, except to those for Mr. Humphrey which vest on the third anniversary of the date of grant. Dividends are paid currently on restricted shares.

(3)

The stock options vest ratably in February 2007, 2008, and 2009 and expire on the seventh anniversary of the date of grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(4)	The dollar values reflect the full compensation cost of the awards as calculated in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006 with respect to the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Brian D. Jellison	400,000			$20.7250	11/06/11
	200,000			$19.1750	11/19/12
	110,000			$24.2000	02/25/14
	86,000	24,000	(2)	$31.3550	04/18/12
		110,000	(3)	$42.3500	02/23/13
						280,733	(6)	$14,104,026

John Humphrey		60,000	(4)	$49.5150	04/24/13
						39,500	(7)	$1,984,480

Timothy J. Winfrey	8,000	8,000	(5)	$19.4475	06/03/12
	50,000			$19.1750	11/19/12
	12,000			$24.2000	02/25/14
	16,000	4,000	(2)	$31.3550	04/18/12
		20,000	(3)	$42.3500	02/23/13
						20,066	(8)	$1,008,116

Benjamin Wood	13,334			$14.9000	04/03/13
	4,001			$24.2000	02/25/14
	1,334	2,668	(2)	$31.3550	04/18/12
		12,000	(3)	$42.3500	02/23/13
						20,066	(8)	$1,008,116

Nigel W. Crocker	15,000			$20.3400	11/14/11
	50,000			$19.1750	11/19/12
	12,000			$24.2000	02/25/14
	9,332	2,668	(2)	$31.3550	04/18/12
		12,000	(3)	$42.3500	02/23/13
						20,066	(8)	$1,008,116

Michael Towe	—	—		—	—

(1)	Calculated by multiplying $50.24, the closing market price of our common stock on December 29, 2006, by the number of restricted shares that have not vested.

(2)	These stock options were granted on April 18, 2005 with unexercisable shares vesting ratably in February of 2007 and 2008.

(3)	These stock options were granted on February 23, 2006 with unexercisable shares vesting ratably in February 2007, 2008, and 2009.

(4)	These stock options were granted on April 24, 2006 and vest ratably on the first, second and third anniversaries of the date of grant.

(5)	These stock options were granted on June 3, 2002 with unexercisable shares vesting on the fifth anniversary date of the grant.

(6)

This represents multiple restricted stock awards as follows: (i) 37,400 shares remaining on 110,000 shares granted on December, 28, 2004 and vesting in February 2007 (ii) 133,333 shares remaining on 170,000 shares granted on November 4, 2005; 60,000 of the shares granted on November 4, 2005 vesting in February 2008 with the remaining 73,333 shares vesting ratably in February 2007 and 2008 and (iii) 110,000 shares granted on February 23, 2006.

(7)

This represents multiple restricted stock awards as follows: (i) 30,000 shares remaining on 30,000 shares granted on April 24, 2006, which cliff vest on the third anniversary of the date of grant, and (ii) 9,500 shares granted on November 30, 2006, which vest ratably on the first, second, and third anniversaries of the date of grant.

(8)

This represents multiple restricted stock awards as follows: (i) 3,400 shares vesting in February 2007 remaining on 10,000 shares granted on December 28, 2004, (ii) 6,666 shares vesting ratably in February of 2007 and 2008, remaining on 10,000 shares granted on November 4, 2005, and (iii) 10,000 shares granted on February 23, 2006 which vest ratably in February of 2007, 2008, and 2009.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock vesting and option exercises during the fiscal year ended December 31, 2006 with respect to the named executive officers.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting	Value Realized on Vesting ($)
Brian D. Jellison	—	—	72,967	$3,189,714
John Humphrey	—	—	—	—
Timothy J. Winfrey	—	—	6,634	290,001
Benjamin Wood	—	—	6,634	290,001
Nigel W. Crocker	45,000	$1,293,930	6,634	290,001
Michael Towe	20,000	290,478	30,000	1,365,000

Pension Benefits

None of our named executive officers participates in a Company-sponsored defined-benefit pension plan.

Nonqualified Deferred Compensation

Pursuant to the Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual incentive bonus plan. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) Plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2006.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian D. Jellison	$69,297	$5,313	$253,590	—	$5,623,836
John Humphrey	—	—	—	—	—
Timothy J. Winfrey	55,250	36,321	28,220	—	239,254
Benjamin Wood	75,677	24,454	11,013	—	162,932
Nigel W. Crocker	117,769	29,531	94,139	—	1,079,248
Michael Towe	—	—	—	—

(1)

Entries include, as applicable, participant deferrals under the Non-Qualified Retirement Plan during the fiscal year; all of these amounts are included in the Summary Compensation Table on page 21 in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the All Other Compensation column.

(3)

No portion of these earnings were included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

As described in the Compensation Discussion and Analysis beginning on page 12, the employment agreement with Mr. Jellison and offer letters or separation agreements with other named executive officers provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for the termination, as explained below.

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would receive the salary and vested benefits that are accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Due to Death or Disability. If Mr. Jellison were to die or terminate employment due to disability, he (or his estate) would receive salary and vested benefits accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming the Company achieved the level of performance for which a bonus is paid for that year. No special severance benefits would be payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change of control of the Company occurs or more than one year after a change of control, he would receive a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would also receive a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years.

In Connection with a Change of Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change of control of the Company, then in addition to accrued salary, prorated bonus and vested benefits, he would be entitled to:

•

a severance payment equal to two times the sum of (i) his then current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination,

•	accelerated vesting of all of his outstanding equity awards, and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison has also agreed not to compete with the Company for a period of one year after his termination of employment for any reason.

Offer Letters to Mr. Winfrey and Mr. Humphrey

Mr. Winfrey. Pursuant to an offer letter dated May 20, 2002, Mr. Winfrey would be entitled to a severance payment of one year’s salary and bonus if he were terminated by the Company for any reason other than gross misconduct.

Mr. Humphrey. Pursuant to an offer letter dated April 24, 2006, Mr. Humphrey would be entitled to receive consideration under the following termination scenarios:

•	Termination Without Cause: severance equal to his then current salary and payable in monthly installments; in addition, any equity awards associated with his offer letter become immediately vested.

•	Change in Control: accelerated vesting of all his outstanding awards granted on the date of hire.

Separation Agreement with Mr. Towe

On March 14, 2006 we entered in to a Separation Agreement with Mr. Towe, pursuant to which he received (i) continuation of his base salary through December 31, 2006, (ii) continuation of certain healthcare benefits for one year, (iii) a sixty day extension in which to exercise his fully vested options, and (iv) accelerated vesting of certain restricted shares awarded to him at the time of his hire (30,000 shares on a split-adjusted basis). Mr. Towe also received an additional lump-sum severance payment of $15,000. In consideration of such severance benefits, Mr. Towe released the Company and its affiliates from all claims, demands and causes of action related to his employment with the Company.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2006 under the circumstances shown. The benefits Mr. Towe received upon his termination of employment without cause during 2006 are summarized in the immediately preceding paragraph. Messrs. Crocker and Wood did not have a right to any separation or termination payments or benefits had they terminated employment as of December 31, 2006.

BRIAN JELLISON

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	$5,087,500	$5,087,500	$5,087,500
Accelerated Equity Awards(3)
2005 Stock Option Grant	—	—	$453,240
2006 Stock Option Grant	—	—	$867,900
2004 Restricted Stock Grant	—	—	$1,878,976
2005 Restricted Stock Grant	—	—	$6,698,650
2006 Restricted Stock Grant	—	—	$5,526,400
Continued Medical Benefits	$23,623	$11,812	$11,812
Total	$5,111,123	$5,099,312	$20,524,478

JOHN HUMPHREY

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	$415,000	—
Accelerated Equity Awards(3)
2006 Stock Option Grant	—	$43,500	$43,500
2006 Restricted Stock Grants	—	$1,507,200	$1,984,480
Continued Medical Benefits	—	$8,336	—
Total	—	$1,974,036	$2,027,980

Timothy Winfrey

Potential Payments Upon Termination or Change-in-Control	Termination Scenario(1)
	By Employee For Good Reason	By Company Without Cause	Change-in- Control(2)
Cash payments	—	$800,000	$800,000
Accelerated Equity Awards(4)	—	—	—
Continued Medical Benefits	—	—	—
Total	—	$800,000	$800,000

(1)

Scenarios for termination involuntarily for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees.

(2)	Assumes employment is terminated involuntarily without cause or voluntarily with good reason following a change in control.

(3)	Based on $50.24 closing price as of December 29, 2006, the last trading day of 2006.

(4)	The Committee may, but need not, accelerate vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires Roper’s directors, executive officers and persons who own more than 10% of Roper common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Roper with copies of all Section 16(a) forms they file. Mr. Crocker, Mr. Jellison, Mr. Wood and Mr. Winfrey each had three late Form 4 filings and Mr. Calder, Mr. Devonshire, Mr. Johnson, Mr. Key, Mr. Prezzano and Mr. Wright each had one late Form 4 filing. All of these late filings were due to administrative errors and all the required filings have since been made.

To Roper’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2006, except as set forth above, all of Roper’s executive officers and directors complied with applicable Section 16(a) filing requirements.

PROPOSAL 2:	Amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock of the Company.

The Board of Directors recommends that Article 4 of the Certificate of Incorporation be amended so as to increase the number of authorized shares of Common Stock, par value $.01 per share, from 160,000,000 shares to 350,000,000. The proposal to increase such authorized number of shares of Common Stock is being submitted to the Company’s shareholders.

The Company presently has authority to issue 161,000,000 shares of stock in the Company, of which the Company can issue 160,000,000 shares of Common Stock, $.01 par value per share and up to 1,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors has not authorized an increase in the number of shares of Preferred Stock.

The text of the proposed amendment would read as follows:

“4. A. The total number of shares of stock which the corporation shall have the authority to issue is three hundred fifty one million (351,000,000) shares, divided into two (2) classes as follows:

(i)	three hundred fifty million (350,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Common Stock; and

(ii)	one million (1,000,000) shares, each to be of the par value of one cent ($.01), and to be designated as Preferred Stock.”

As of the close of business on March 30, 2007, of the 160,000,000 shares of Common Stock presently authorized by the Certificate of Incorporation, 90,319,015 shares were issued and outstanding, 1,000,000 shares were reserved for issuance under the Company’s stock option plan and 2,256,280 shares were held by the Company as treasury shares. If the increase in authorized common stock is approved, the number of authorized and unissued shares of Common Stock will increase to 259,680,985 shares. In order to give the Company greater flexibility in considering and planning for future business needs, the Board of Directors believes that it is in our best interests to increase the number of authorized shares of Common Stock.

The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. This amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock would remain unchanged under this proposal. The Company does not have any plan, commitment, arrangement, understanding or agreement, either oral or written to issue any shares of the proposed common stock.

The Company is not proposing to increase its authorized shares of Common Stock in order to impede a change of control of the Company and the Company is not aware of any current efforts to acquire control of the Company. However, under certain circumstances, the additional shares of Common Stock could be issued by the Company to defend against, or otherwise respond to, a hostile takeover bid. For instance, the Company could issue shares of Common Stock to dilute the stock ownership of a person or entity seeking to obtain control of the Company. The Company could also respond to an unsolicited takeover bid by issuing, in a private placement or otherwise, a significant portion of its securities with purchasers who might align with the Board of Directors in response to a specific change of control transaction affecting the Company. Moreover, the issuance of shares of Common Stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change could be considered favorable to shareholders generally. The Company also notes that certain provisions of its Certificate of Incorporation and By-laws, including (i) its ability to issue “blank check” preferred stock, (ii) its classified board of directors and (iii) provisions in its By-laws limiting the ability of its shareholders to call special meetings and to propose business for consideration at annual meetings, could also under certain circumstances have the effect of discouraging attempts, or making it more difficult, to gain control of the Company.

Nevertheless, while the issuance of shares of Common Stock may have anti-takeover ramifications, the Board of Directors believes that the financial flexibility offered by this proposed amendment to the Certificate of Incorporation outweighs any such disadvantages. To the extent that the amendment may have anti-takeover effects, the amendment may encourage persons seeking to acquire the Company to negotiate directly with the Board of Directors enabling the Board of Directors to consider the proposed transaction in a manner that best serves the shareholders’ interests.

The issuance of the additional shares of Common Stock contemplated by this proposal number two also could have the effect in certain circumstances of, among other things, diluting earnings per share, book value per share or voting power of the currently outstanding shares of Common Stock.

The affirmative vote of holders of a majority of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as votes against the proposed amendment to the Company’s Certificate of Incorporation. If the amendment is approved by the shareholders, it will become effective upon the filing of a Certificate of Amendment in accordance with the General Corporation Law of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

PROPOSAL 3:	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent auditor for 2007. The Board of Directors recommends that the shareholders ratify this appointment. PwC has been the Company’s independent auditor since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions of shareholders in attendance. If this Proposal 3 does not pass, the selection of independent auditor will be reconsidered by the Audit Committee and the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

Following (in thousands) are the professional fees billed by PwC for the fiscal years ended December 31, 2006 and 2005. It is the Audit Committee’s policy that all fees paid to the independent auditor require the Committee’s prior approval. As such, all audit, audit-related and tax fees were pre-approved by the Audit Committee.

	Dollars in Thousands
	FY 2006	FY 2005
Audit Fees(1)	$3,450	$3,948
Audit-Related Fees(2)	775	482
Tax Fees	405	27
All Other Fees		—

TOTAL FEES	$4,630	$4,457

(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the Public Company Oversight Board (United States) and fees for services, such as statutory audits and review of documents filed with SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT

THE 2008 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal for consideration for inclusion in the Proxy Statement for the 2008 Annual Meeting of Shareholders scheduled, subject to change, to be held on June 6, 2008, the proposal must be sent by Certified Mail-Return Receipt Requested and must be received at Roper’s corporate offices at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attn: Secretary, no later than January 4, 2008. All proposals must conform to the rules and regulations of the SEC.

A shareholder may also nominate directors or have other business brought before the 2008 Annual Meeting of Shareholders by submitting the nomination or proposal on or after February 5, 2008, and on or before March 6, 2008, in accordance with Roper’s By-laws. The nomination or proposal must be delivered to Roper’s corporate offices, 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240, Attention: Secretary. For any shareholder proposal not submitted for inclusion in the Proxy Statement for Roper’s 2008 Annual Meeting of Shareholders but intended to be presented directly at that annual meeting, management generally will be able to vote proxies in its discretion if it receives notice of the proposal before the close of business on March 11, 2008 and advise shareholders in the Proxy Statement for the 2008 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides Roper with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Roper with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Roper’s voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting. Should any further business come before the Annual Meeting or any adjourned Annual Meeting, it is the intention of the proxies named in the enclosed proxy to vote according to their best judgment.

By the Order of the Board of Directors

Brian D. Jellison

Chairman, President and Chief Executive Officer

Dated: April 24, 2007

April 24, 2007

Dear Roper Industries, Inc. Shareholder:

We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Roper Industries, Inc. (the “Company”) to be held on Wednesday, June 6, 2007 at noon (local time) at the Company’s executive offices located at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

The Board of Directors hopes that you will be able to attend this shareholders’ meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the last year and our current prospects.

In order to assure that a quorum is present at the meeting, we encourage you to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You will find a proxy card in this package that will enable you to vote by proxy. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Company either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Very truly yours,

David B. Liner Secretary

ROPER INDUSTRIES, INC.

This Proxy for the 2007 Annual Meeting of Shareholders

is Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Brian D. Jellison and David B. Liner, and each of them as proxies, with full power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders to be held on June 6, 2007, at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 12:00 p.m. (local time) and at any adjournment thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated on the reverse.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK

AS SOON AS POSSIBLE.

[continued and to be signed on reverse side]

ANNUAL MEETING OF SHAREHOLDERS

ROPER INDUSTRIES, INC.

JUNE 6, 2007

1.	The election of the named nominees as directors of the Company to serve until the next annual meeting of shareholders and until a successor shall be duly elected and qualified.

FOR ALL NOMINEES EXCEPT AS MARKED TO THE CONTRARY BELOW	WITHHOLD AUTHORITY TO VOTE FOR BOTH NOMINEES LISTED BELOW
☐	☐

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee’s name below.)

Nominees:	Brian D. Jellison	W. Lawrence Banks
	David Devonshire	John F. Fort III

	FOR	AGAINST	ABSTAIN
2. Approval of the amendment to the Restated Certificate of Incorporation of the Company, as amended, to increase the number of authorized shares of common stock of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To transact any other business properly brought before the meeting.	☐	☐	☐

Other Matters:	This proxy, when properly executed, will be voted by the persons named in this proxy above to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock will be voted for the election of the director nominees and for approval of the amendment to the Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company.

Signature	Dated:	, 2007

Signature	Dated:	, 2007

NOTE:	Please date, sign and return promptly. Signature of the shareholder(s) should correspond exactly with the name(s) in which the shares are registered. If the shares are registered in the names of two or more persons, each joint owner should sign personally. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title.

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

April 24, 2007

Dear Roper Industries, Inc. Employees’ Retirement Savings 003 and/or 004 Plan (the “Plan”) Participant:

Please find enclosed Roper’s 2006 Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement which were recently mailed to Roper’s shareholders in advance of their June 6, 2007 Annual Meeting.

As a participant in the Plan by virtue of your employment you have elected that certain contributions to the Plan on your behalf be invested in Roper’s common stock acquired in the open market. All shares of Roper common stock so held for the benefit of Plan participants as of the record date (April 20, 2007) for the 2007 Annual Meeting of Shareholders will be voted by the Plan Trustee. In casting its votes, the Plan Trustee will consider the voting preferences of those Plan participants who have invested in Roper common stock.

Accordingly, I encourage you to complete the enclosed card, sign and date it, and return it to the Plan Trustee in the envelope provided. The cards must be received by June 1, 2007 in order to be considered by the Plan Trustee.

Sincerely,

Brian D. Jellison

Chairman, President and Chief Executive Officer

Enclosures

EVERY SHAREHOLDER’S VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

PROXY	ROPER INDUSTRIES, INC. EMPLOYEES’ RETIREMENT SAVING 003 PLAN PARTICIPANT VOTING PREFERENCE FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS	PROXY

The undersigned instructs the Plan Trustee of his/her preference that the shares of Roper Industries, Inc. common stock held in his/her Plan accounts as of the Annual Meeting record date be voted as indicated on the reverse side hereof.

Signature of Plan Participant (Please sign your name as it appears on this proxy.)

Social Security No.

Date

Please mark your vote on the reverse side of this card.

EVERY SHAREHOLDER’S VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

PROXY	ROPER INDUSTRIES, INC. EMPLOYEES’ RETIREMENT SAVING 004 PLAN PARTICIPANT VOTING PREFERENCE FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS	PROXY

The undersigned instructs the Plan Trustee of his/her preference that the shares of Roper Industries, Inc. common stock held in his/her Plan accounts as of the Annual Meeting record date be voted as indicated on the reverse side hereof.

Signature of Plan Participant (Please sign your name as it appears on this proxy.)

Social Security No.

Date

Please mark your vote on the reverse side of this card.

EVERY SHAREHOLDER’S VOTE IS IMPORTANT

PLEASE SIGN, DATE AND RETURN YOUR

PROXY TODAY

Please detach at perforation before mailing.

At the Annual Meeting of Shareholders of Roper Industries, Inc. to be held on June 6, 2007 at noon, local time, at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 and all meeting adjournments, my voting preference for the shares held in my Plan are as follows:

1.	The election of the named nominees as directors of the Company to serve until the next annual meeting of shareholders and until a successor shall be duly elected and qualified.

FOR ALL NOMINEES EXCEPT AS MARKED TO THE CONTRARY BELOW	WITHHOLD AUTHORITY TO VOTE FOR BOTH NOMINEES LISTED BELOW
☐	☐

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee’s name below.)

Nominees:	Brian D. Jellison	W. Lawrence Banks
	David Devonshire	John F. Fort III

	FOR	AGAINST	ABSTAIN
2. Approval of the amendment to the Restated Certificate of Incorporation of the Company, as amended, to increase the number of authorized shares of common stock of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To transact any other business properly brought before the meeting.	☐	☐	☐

Other Matters:	This proxy, when properly executed, will be voted by the persons named in this proxy above to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock will be voted for the election of the director nominees and for approval of the amendment to the Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company.

Please date and sign the reverse side of this card.

ROPER INDUSTRIES, INC.

6901 Professional Parkway East, Suite 200

Sarasota, Florida 34240

941-556-2601

April 24, 2007

Dear Roper Industries, Inc. Employee Stock Purchase Plan (the “Plan”) Participant:

Please find enclosed Roper’s 2006 Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement which were recently mailed to Roper’s shareholders in advance of their June 6, 2007 Annual Meeting.

As a participant in the Plan by virtue of your employment you have made contributions from your cash compensation for the purchase of shares of Roper’s common stock. All shares of Roper common stock held for the benefit of you and the other Plan participants as of the record date (April 20, 2007) for the 2007 Annual Meeting of Shareholders and not withdrawn from the Plan (“Plan Shares”) will be officially voted by an affiliate of Roper’s transfer agent, American Stock Transfer & Trust Company (“AST”), in whose name such shares are held for your benefit. In casting its votes, AST will vote only those Plan Shares for which voting preference proxy cards are received from Plan participants, and will vote in accordance with those preferences of those Plan participants who have invested in Roper common stock.

Accordingly, I encourage you to complete the enclosed voting preference card, sign and date it, and return it to AST in the envelope provided. The cards must be received prior to June 1, 2007 in order to be considered by the Plan Trustee.

Sincerely,

Brian D. Jellison

Chairman, President and Chief Executive Officer

Enclosures

ROPER INDUSTRIES, INC.

EMPLOYEES’ STOCK PURCHASE PLAN PARTICIPANT

VOTING PREFERENCE FOR THE

2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned instructs AST of his/her preference that the shares of Roper Industries, Inc. common stock held for my benefit under the Plan as of the Annual Meeting record date be voted as indicated on the reverse side hereof.

Signature of Plan Participant (Please sign your name as it appears on this proxy.)

Social Security No.

Date

At the Annual Meeting of Shareholders of Roper Industries, Inc. to be held on June 6, 2007 at noon, local time, at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 and all meeting adjournments, my voting preference for the shares held for my benefit under the Plan are as follows:

1.	The election of the named nominees as directors of the Company to serve until the next annual meeting of shareholders and until a successor shall be duly elected and qualified.

FOR ALL NOMINEES EXCEPT AS MARKED TO THE CONTRARY BELOW	WITHHOLD AUTHORITY TO VOTE FOR BOTH NOMINEES LISTED BELOW
☐	☐

(Instruction: To withhold authority to vote for any individual, strike a line through the nominee’s name below.)

Nominees:	Brian D. Jellison	W. Lawrence Banks
	David Devonshire	John F. Fort III

	FOR	AGAINST	ABSTAIN
2. Approval of the amendment to the Restated Certificate of Incorporation of the Company, as amended, to increase the number of authorized shares of common stock of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. To transact any other business properly brought before the meeting.	☐	☐	☐

Other Matters:	This proxy, when properly executed, will be voted by the persons named in this proxy above to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The shares of Common Stock represented by this proxy will be voted as directed. If no contrary instruction is given, the shares of Common Stock will be voted for the election of the director nominees and for approval of the amendment to the Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of the Company.

Please date and sign the reverse side of this card.